MUTUAL OF AMERICA VARIABLE INSURANCE PORTFOLIOS, INC.

ARTICLES SUPPLEMENTARY TO THE CHARTER

Mutual of America Variable Insurance Portfolios, Inc., a Maryland corporation and a registered open-end investment company under the Investment Company Act of 1940 (the Corporation), with its principal office c/o The Corporation Trust Incorporated, 2405 York Road, Ste. 201, Lutherville Timonium, Maryland 21093, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Prior to the date hereof, the total number of shares of capital stock of all classes that the Corporation had authority to issue is one hundred (100) shares of common stock, par value $.001 per share, with an aggregate par value of ten cents ($0.10). Effective on the date hereof, the total number of shares of capital stock of all classes that the Corporation has authority to issue is five hundred fifty million (550,000,000) shares of common stock, par value $.001 per share, with an aggregate par value of five hundred fifty thousand dollars ($550,000). This increase in the total number of authorized shares of capital stock has been approved by the Board of Directors under Section 2-105(c) of the Corporations and Associations Articles of the Maryland Code.

SECOND: Pursuant to the authority vested in the Board of Directors of the Corporation by Section 5.1 of the Articles, the Board of Directors has voted to classify 420,000,000 of the currently unclassified shares of the above mentioned 550,000,000 shares in order to increase the authorized shares allocated to its 26 Portfolios as follows:

Fund	Previous Allocation	Allocation Increase	Total Shares Allocated
Equity Index Portfolio	100	29,999,990	30,000,000
All America Portfolio	0	10,000,000	10,000,000
Small Cap Value Portfolio	0	10,000,000	10,000,000
Small Cap Growth Portfolio	0	15,000,000	15,000,000
Small Cap Equity Index Portfolio	0	10,000,000	10,000,000
Mid Cap Value Portfolio	0	5,000,000	5,000,000
Mid-Cap Equity Index Portfolio	0	40,000,000	40,000,000
International Portfolio	0	25,000,000	25,000,000
Money Market Portfolio	0	10,000,000	10,000,000
Mid-Term Bond Portfolio	0	35,000,000	35,000,000
Bond Portfolio	0	40,000,000	40,000,000
Retirement Income Portfolio	0	5,000,000	5,000,000
2010 Retirement Portfolio	0	5,000,000	5,000,000
2015 Retirement Portfolio	0	10,000,000	10,000,000
2020 Retirement Portfolio	0	25,000,000	25,000,000
2025 Retirement Portfolio	0	25,000,000	25,000,000

2030 Retirement Portfolio	0	15,000,000	15,000,000
2035 Retirement Portfolio	0	10,000,000	10,000,000
2040 Retirement Portfolio	0	10,000,000	10,000,000
2045 Retirement Portfolio	0	10,000,000	10,000,000
2050 Retirement Portfolio	0	10,000,000	10,000,000
2055 Retirement Portfolio	0	10,000,000	10,000,000
2060 Retirement Portfolio	0	10,000,000	10,000,000
Conservative Allocation Portfolio	0	10,000,000	10,000,000
Moderate Allocation Portfolio	0	25,000,000	25,000,000
Aggressive Allocation Portfolio	0	10,000,000	10,000,000

Allocations for all other classes not shown remain unchanged. The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the other classes of shares issued by the Corporation prior to the date hereof.

IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation’s name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: November 6, 2019	MUTUAL OF AMERICA
VARIABLE INSURANCE
PORTFOLIOS, INC.
Attest:

/s/ Scott H. Rothstein	/s/ James J. Roth
Scott H. Rothstein	James J. Roth
Secretary	Chairman, President and CEO